Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S–3 of our audit report dated March 31, 2011 (which expresses an unqualified opinion and includes an explanatory paragraph relating to uncertainty associated with certain regulatory actions) with respect to the consolidated financial statements of Pacific Mercantile Bancorp, a California Corporation, and subsidiaries (collectively, the “Company”) appearing in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission, for the fiscal year ended December 31, 2010 and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California

October 6, 2011